Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188625

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2015

Prospectus Supplement to Prospectus dated May 15, 2013

2,100,000 Shares

Tesla Motors, Inc.

Common Stock

This is a public offering of shares of common stock of Tesla Motors, Inc.

Tesla is offering all of the shares to be sold in the offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSLA.” The last reported sale price of our common stock on August 12, 2015, as reported on Nasdaq, was $238.17 per share.

Mr. Elon Musk, our Chief Executive Officer, Product Architect and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to an aggregate of 83,974 shares of our common stock in this offering at the public offering price for an aggregate purchase price of approximately $20 million.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” on page S-6 of this prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before offering expenses, to Tesla	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting”.

To the extent that the underwriters sell more than 2,100,000 shares of common stock, the underwriters have the option to purchase up to an additional 315,000 shares from us at the offering price less the underwriting discount of $         per share.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about                     , 2015.

Goldman, Sachs & Co.	Morgan Stanley	J.P. Morgan	Deutsche Bank Securities

BofA Merrill Lynch		Wells Fargo Securities

Prospectus Supplement dated                     , 2015

Prospectus Supplement

Unless we have indicated otherwise, references in this prospectus to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla Motors, Inc. and its subsidiaries.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference

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Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus, including statements relating to statements relating to the progress Tesla is making with respect to product development, including future Autopilot features and functionality and Model X development, supplier readiness, delivery and launch plans; statements regarding growth in the number of Tesla store, service center and Supercharger locations; statements relating to the production and delivery of Tesla Energy products, as well as future products such as Model 3; growth in demand and orders for Tesla vehicles and the catalysts for that growth; the ability to achieve vehicle demand, volume, production, delivery, revenue, leasing, average sales price, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans; and Tesla Gigafactory timing, plans and output expectations, including those related to battery module and pack production are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production and delivery of Model S and Model X vehicles, and production and delivery of Model 3 vehicles; Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; adverse foreign exchange movements; any failures by Tesla vehicles to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, or future events, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section titled “Risk Factors”

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in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

TESLA MOTORS, INC.

We design, develop, manufacture and sell high-performance fully electric vehicles, advanced electric vehicle powertrain components and energy storage products. We are currently producing and selling our second vehicle, the Model S sedan. Model S is a four door, five-passenger premium sedan that offers exceptional performance, functionality and attractive styling. We commenced deliveries of Model S in June 2012. Since then, we have broadened our Model S portfolio with the addition of our All-Wheel Drive Model S, a lower priced 70 kWh Model S, a higher range 90 kWh Model S and a performance version capable of accelerating 0 to 60 miles per hour in 2.8 seconds. We have delivered over 78,000 Model S vehicles through June 30, 2015.

We are preparing for the launch of our Model X crossover vehicle and intend to commence customer deliveries late in the third quarter of 2015. After Model X, our goal is to begin deliveries of Model 3, a lower priced sedan designed for the mass market, in late 2017. In addition, we recently announced the next generation of our energy storage products for residential as well as commercial and industrial applications and expect to ramp-up production and deliveries of these Tesla Energy products later this year.

In support of both our vehicles and Tesla Energy, we are building the Tesla Gigafactory, a facility where we intend to work together with our suppliers to integrate production of cells, battery modules and packs in one location. We plan to start battery module and pack production at the Gigafactory in the first quarter of 2016.

We were incorporated in 2003 in Delaware. As of December 31, 2014, we had 10,161 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Tesla Motors,” “Tesla Roadster,” “Model S,” “Model X,” “Model 3,” “Powerwall” and other trademarks or service marks of Tesla appearing in this prospectus supplement and the accompanying prospectus are the property of Tesla.

THE OFFERING

Common stock we are offering	2,100,000 shares (or 2,415,000 shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be outstanding after this offering	129,200,947 shares (or 129,515,947 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We expect to receive net proceeds from this offering of approximately $492.6 million (or approximately $566.5 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and commissions and our estimated offering expenses. The estimated net proceeds are based on the assumed public offering price of $238.17 per share, which was the last reported sale price of our common stock on August 12, 2015.

We intend to use the net proceeds from this offering to accelerate the growth of our business in the U.S. and internationally, including the growth of our stores, service centers, Supercharger network and the Tesla Energy business, and for the development and production of Model 3, the development of the Tesla Gigafactory and other general corporate purposes. See “Use of Proceeds.”

Elon Musk share purchase	Mr. Elon Musk, our Chief Executive Officer, Product Architect and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to an aggregate of 83,974 shares of our common stock in this offering at the public offering price for an aggregate purchase price of approximately $20 million.

Risk factors	See “Risk Factors” beginning on page S-6 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Global Select Market symbol	“TSLA”

The number of shares of common stock that will be outstanding after this offering is based on the 127,100,947 shares outstanding as of June 30, 2015 and excludes:

•	20,483,715 shares of common stock issuable upon the exercise of options outstanding at June 30, 2015 at a weighted average exercise price of $41.16 per share;

•	1,764,153 shares of common stock issuable upon the vesting of restricted stock units outstanding at June 30, 2015;

•

4,364,368 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 2,134,184 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 2,230,184 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year; and

•

the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these convertible senior notes.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to an additional 315,000 shares of common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for the years ended December 31, 2012, 2013 and 2014, are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The summary unaudited consolidated statements of operations data for the six months ended June 30, 2014 and 2015 and the summary unaudited consolidated balance sheet data as of June 30, 2015 are derived from our unaudited consolidated financial statements that are incorporated by reference into this prospectus supplement. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes included in our annual and quarterly reports which are incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Total revenues	413,256	2,013,496	3,198,356	1,389,891	1,894,856
Total cost of revenues (1)	383,189	1,557,234	2,316,685	1,021,768	1,421,413
Gross profit	30,067	456,262	881,671	368,123	473,443
Operating expenses (1):
Research and development	273,978	231,976	464,700	189,262	348,866
Selling, general and administrative	150,372	285,569	603,660	251,583	397,211

Total operating expenses	424,350	517,545	1,068,360	440,845	746,077

Loss from operations	(394,283)	(61,283)	(186,689)	(72,722)	(272,634)
Interest income	288	189	1,126	608	431
Interest expense	(254)	(32,934)	(100,886)	(43,122)	(50,926)
Other income (expense), net	(1,828)	22,602	1,813	5,492	(9,072)

Loss before income taxes	(396,077)	(71,426)	(284,636)	(109,744)	(332,201)
Provision for income taxes	136	2,588	9,404	1,958	6,207

Net loss	$(396,213)	$(74,014)	$(294,040)	$(111,702)	$(338,408)

Net loss per share of common stock, basic and diluted (2)	$(3.69)	$(0.62)	$(2.36)	$(0.90)	$(2.68)

Weighted average shares used in computing net loss per share of common stock, basic and diluted	107,349,188	119,421,414	124,539,343	123,863,753	126,319,756

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013	2014	2014	2015
				(unaudited)
	(in thousands)
Cost of sales	$2,194	$9,071	$17,454	$7,018	$9,421
Research and development	26,580	35,494	62,601	28,367	39,704
Selling, general and administrative	21,371	39,090	76,441	37,436	37,236

Total	$50,145	$83,655	$156,496	$72,821	$86,361

(2)	Our basic net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding for the period. The diluted net income (loss) per share of common stock is computed by dividing the net income (loss) by the weighted-average number of shares of common stock, excluding common stock subject to repurchase, and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of stock options and warrants to purchase shares of our common stock and the conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 (using the treasury stock method). For purposes of these calculations, potential shares of common stock have been excluded from the calculation of diluted net loss per share of common stock, when antidilutive.

Our consolidated balance sheet data as of June 30, 2015 is presented:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby based on the assumed public offering price of $238.17 per share, which was the last reported sale price of our common stock on August 12, 2015, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2015
	Actual	As Adjusted (1)
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,150,673	$1,643,268
Restricted cash and marketable securities	20,591	20,591
Property, plant and equipment, net	2,646,017	2,646,017
Working capital	244,233	736,828
Total assets	6,468,185	6,960,780
Capital lease obligations, less current portion	11,254	11,254
Convertible senior notes and other debt, less current portion	1,988,089	1,988,089
Total stockholders’ equity	715,934	1,208,529

(1)	Each $1.00 increase or decrease in the assumed public offering price of $238.17 per share would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1.0 million increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $234.7 million, assuming that the assumed public offering price of $238.17 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Offering and Our Common Stock

The trading price of our common stock is likely to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our common stock has experienced an intra-day trading high of $291.42 per share and a low of $181.40 per share over the last 52 weeks. The stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. The volatility of our stock may be exacerbated by our history of losses. We have had net losses in each quarter since our inception, except for the first quarter of 2013, and as of June 30, 2015 our accumulated deficit was approximately $1.8 billion. In addition, these fluctuations may be even more pronounced in the trading market for our stock during the period following a securities offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. For example, a shareholder litigation like this was filed against us in 2013. While the trial court dismissed the plaintiffs’ complaint with prejudice, this litigation (if the trial court’s order is successfully appealed) or others like it could result in substantial costs and a diversion of our management’s attention and resources.

Conversion of our outstanding convertible senior notes may dilute the ownership interest of existing stockholders, or may otherwise depress the price of our common stock.

The conversion of some or all of our outstanding convertible senior notes, or the Notes, will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the Notes. The Notes have been historically, and may become in the future, convertible at the option of their holders prior to their scheduled terms under certain circumstances. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could be used to satisfy short positions, or anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.

The convertible note hedge and warrant transactions we entered into in connection with the issuance of Notes may affect the value of our common stock.

In connection with each issuance of the Notes, we entered into convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that initially underlay the applicable Notes. The convertible note hedge transactions are expected to reduce the potential dilution and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the applicable Notes. We also entered into warrant transactions with the hedge counterparties relating to the same number of shares of our common stock, subject to customary anti-dilution adjustments. However, the warrant transactions could separately have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants on the applicable expiration dates.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions prior to the maturity of the applicable Notes (and are likely to do so during any observation period related to a conversion of Notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the prices of the shares of our common stock. In addition, we do not make any representation that the hedge counterparties have engaged or will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Mr. Musk borrowed funds from affiliates of certain of our underwriters and has pledged shares of our common stock to secure these borrowings. The forced sale of these shares pursuant to a margin call could cause our stock price to decline and negatively impact our business.

Beginning in June 2011, Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., has made extensions of credit in the aggregate amount of $275 million to Elon Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, a portion of which Mr. Musk used to purchase shares of our common stock in our public offering in May 2013 and private placements in June 2011 and June 2013. Mr. Musk will pay the purchase price for up to the 83,974 shares of our common stock he has indicated a preliminary interest in purchasing in this offering with a portion of the existing loan from Goldman Sachs Bank USA. Interest on the loan accrues at market rates. Goldman Sachs Bank USA received customary fees and expense reimbursements in connection with these loans. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co. Mr. Musk and Goldman Sachs Bank USA have a long-standing relationship of almost a decade. In addition, Morgan Stanley Smith Barney LLC, an affiliate of Morgan Stanley & Co. LLC, has made a loan to Mr. Musk in the aggregate amount of $200 million. Interest on this loan accrues at market rates. Morgan Stanley Smith Barney LLC received customary fees and expense reimbursements in connection with this loan.

We are not a party to these loans, which are full recourse against Mr. Musk and the Trust and are secured by pledges of a portion of the Tesla common stock currently owned by Mr. Musk and the Trust and other shares of capital stock of unrelated entities owned by Mr. Musk and the Trust.

If the price of our common stock declines, Mr. Musk may be forced by one or more of the banking institutions to provide additional collateral for the loans or to sell shares of Tesla common stock in order to remain within the margin limitations imposed under the terms of his loans. The loans between these banking institutions on the one hand, and Mr. Musk and the Trust on the other hand, prohibit the non-pledged shares currently owned by Mr. Musk and the Trust from being pledged to secure any other loans. These factors may limit Mr. Musk’s ability to either pledge additional shares of Tesla common stock or sell shares of Tesla common stock as a means to avoid or satisfy a margin call with respect to his pledged Tesla common stock in the event of a decline in our stock price that is large enough to trigger a margin call. Any sales of common stock following a margin call that is not satisfied may cause the price of our common stock to decline further.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, the provisions of Delaware law, and the terms of our Notes could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws, Delaware law and the terms of our Notes contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	authorizing “blank check” preferred stock, which could be issued by the board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board and stockholder meetings; and

•	providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

In addition, the terms of the Notes require us to repurchase the Notes in the event of a fundamental change. A takeover of our company would trigger an option of the holders of the Notes to require us to repurchase the Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to our stockholders or investors in the Notes.

If securities or industry analysts publishing research or reports about us, our business or our market change their recommendations regarding our stock adversely or cease to publish research or reports about us, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock in this offering will be approximately $492.6 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds in this offering will be approximately $566.5 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. The estimated net proceeds are based on the assumed public offering price of $238.17 per share, which was the last reported sale price of our common stock on August 12, 2015. Each $1.00 increase or decrease in the assumed public offering price of $238.17 per share would increase or decrease, as applicable, our net proceeds from this offering by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1.0 million increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our net proceeds from this offering by approximately $234.7 million, assuming that the assumed public offering price of $238.17 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to accelerate the growth of our business in the U.S. and internationally, including the growth of our stores, service centers, Supercharger network and the Tesla Energy business, and for the development and production of Model 3, the development of the Tesla Gigafactory and other general corporate purposes. Pending use of the proceeds as described above, we intend to invest the proceeds in highly liquid cash equivalents or United States government securities.

DESCRIPTION OF COMMON STOCK

The following is a summary of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC, and applicable provisions of Delaware law.

General

Our authorized capital stock consists of 2,100,000,000 shares, with a par value of $0.001 per share, of which 2,000,000,000 shares are designated as common stock.

As of June 30, 2015, we had outstanding 127,100,947 shares of common stock, held of record by 790 stockholders. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held by banks, brokers and other financial institutions.

In addition, as of June 30, 2015, we had outstanding options to acquire 20,483,715 shares of common stock and 1,764,153 shares of common stock issuable upon the vesting of restricted stock units.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Registration Rights

Stockholder Registration Rights—Overview

Certain holders of unregistered common stock purchased in private placements, or their permitted transferees (Registration Rights Holders), are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate with respect to the registration rights of an individual holder after the date that is five years following such time when the holder can sell all of the holder’s shares in any three month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Stockholder Registration Rights—Demand Registration Rights

The Registration Rights Holders are currently entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, at our expense, upon the written request of holders of a majority of these shares, to use our best efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement.

Stockholder Registration Rights—Short-Form Registration Rights

The Registration Rights Holders are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from either the holders of at least 20% of these shares to us to have such shares registered by us at our expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1,000,000, subject to certain exceptions.

Stockholder Registration Rights—Piggyback Registration Rights

The Registration Rights Holders are currently entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is it more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 662-7232.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSLA.” The following table sets forth for the indicated periods the high and low intra-day sales prices per share for our common stock on the Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2013:
First Quarter	$40.00	$32.11
Second Quarter	$114.90	$40.21
Third Quarter	$194.50	$104.50
Fourth Quarter	$194.23	$116.10

Year Ended December 31, 2014:
First Quarter	$265.00	$136.67
Second Quarter	$244.49	$177.22
Third Quarter	$291.42	$213.60
Fourth Quarter	$265.54	$192.65

Year Ending December 31, 2015:
First Quarter	$225.48	$181.40
Second Quarter	$271.41	$186.05
Third Quarter (through August 12, 2015)	$286.65	$232.74

The last reported sale price for our common stock on the Nasdaq Global Select Market was $238.17 per share on August 12, 2015. We estimate that there were approximately 790 holders of record of our common stock as of June 30, 2015.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions on our ability to pay dividends or make distributions under the terms of our senior secured asset-backed revolving credit agreement, or the Credit Agreement. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with future credit agreements and other loan arrangements, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents, restricted cash and marketable securities, the current portion of convertible senior notes and other debt, and capitalization as of June 30, 2015:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby based on the assumed public offering price of $238.17 per share, which was the last reported sale price of our common stock on August 12, 2015, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2014 and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2015, incorporated by reference herein.

	As of June 30, 2015
	Actual	As Adjusted (1)
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$1,150,673	$1,643,268

Restricted cash and marketable securities	$20,591	$20,591

Convertible senior notes and other debt, current portion(2)(3)	$632,162	$632,162

Capital lease obligations, less current portion	$11,254	$11,254
Deferred revenue, less current portion	334,628	334,628
Convertible senior notes and other debt, less current portion(4)(5)	1,988,089	1,988,089
Resale value guarantees, less current portion	725,477	725,477
Stockholders’ equity:
Preferred stock, par value $0.001; 100,000,000 shares authorized, no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	—	—
Common stock, par value $0.001; 2,000,000,000 shares authorized; 127,100,947 shares issued and outstanding, actual; 129,200,947 shares issued and outstanding, as adjusted	127	129
Additional paid-in capital	2,502,679	2,995,272
Accumulated other comprehensive loss	(14,804)	(14,804)
Accumulated deficit	(1,772,068)	(1,772,068)

Total stockholders’ equity	715,934	1,208,529

Total capitalization	$6,468,185	$6,960,780

(1)	Each $1.00 increase or decrease in the assumed public offering price of $238.17 per share would increase or decrease, as applicable, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1.0 million increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $234.7 million, assuming that the assumed public offering price of $238.17 per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

(2)	During the second quarter of 2015, the closing price of our common stock exceeded 130% of the applicable conversion price of our 1.50% Convertible Senior Notes due 2018 on at least 20 of the last 30 consecutive trading days of the quarter. Therefore, holders of 1.50% Convertible Senior Notes due 2018 may convert their notes during the third quarter of 2015. As such, we classified the $609.5 million carrying value of our 1.50% Convertible Senior Notes due 2018 as current liabilities and classified $50.3 million, representing the difference between the aggregate principal amount of our 1.50% Convertible Senior Notes due 2018 of $659.8 million and the carrying value of the notes, as mezzanine equity on our condensed consolidated balance sheet as of June 30, 2015. Similarly, debt issuance costs were classified as other current assets as of June 30, 2015.
(3)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the 1.50% Convertible Senior Notes due 2018 reflects the debt discount as of June 30, 2015. ASC 470-20 does not affect the actual amount that we are required to repay. We had $659.8 million in aggregate principal amount of our 1.50% Convertible Senior Notes due 2018 outstanding as of June 30, 2015.
(4)	As noted in footnote (3), in accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the 0.25% Convertible Senior Notes due 2019 and the 1.25% Convertible Senior Notes due 2021 reflects the debt discount as of June 30, 2015. ASC 470-20 does not affect the actual amount that we are required to repay. We had $920.0 million in aggregate principal amount of our 0.25% Convertible Senior Notes due 2019 and $1.38 billion in aggregate principal amount of our 1.25% Convertible Senior Notes due 2021 outstanding as of June 30, 2015.
(5)	As of June 30, 2015, we have borrowed $114.3 million under our loan and security agreement for a secured asset based line of credit, or the Warehouse Facility. As of June 30, 2015, we have borrowed $50.0 million under our Credit Agreement.

The number of shares of common stock that will be outstanding after this offering is based on the 127,100,947 shares outstanding as of June 30, 2015 and excludes:

•	20,483,715 shares of common stock issuable upon the exercise of options outstanding at June 30, 2015 at a weighted average exercise price of $41.16 per share;

•	1,764,153 shares of common stock issuable upon the vesting of restricted stock units outstanding at June 30, 2015;

•

4,364,368 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 2,134,184 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 2,230,184 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year; and

•

the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these convertible senior notes.

DILUTION

As of June 30, 2015, we had a net tangible book value of approximately $715.9 million or $5.63 per share of common stock, based upon 127,100,947 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding.

Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of 2,100,000 shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2015 would have been $1,208.5 million, or $9.35 per share of common stock. This represents an immediate increase in net tangible book value of $3.72 per share to existing stockholders and an immediate dilution of $228.82 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis.

Public offering price per share		$238.17
Net tangible book value per share as of June 30, 2015, before giving effect to this offering	$5.63
Increase in net tangible book value per share attributed to new investors purchasing shares in this offering	3.72

Net tangible book value per share after giving effect to this offering		9.35

Dilution per share to new investors in this offering		$228.82

A $1.00 increase or decrease in the assumed public offering price of $238.17 per share would increase or decrease, as applicable, our net tangible book value per share after giving effect to the offering by approximately $0.02 per share and the dilution in net tangible book value per share to new investors in this offering by approximately $0.98 per share, assuming that the number of shares offered by us, as set forth above, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering from the assumed number of shares set forth above. An increase of 1.0 million shares in the number of shares offered by us from the assumed number of shares set forth above would increase our net tangible book value per share after giving effect to the offering by approximately $1.73 per share, and decrease the dilution in net tangible book value per share to new investors in this offering by approximately $1.73 per share, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1.0 million shares in the number of shares offered by us from the assumed number of shares set forth above would decrease our net tangible book value per share after giving effect to the offering by approximately $1.76 per share, and increase the dilution in net tangible book value per share to new investors in this offering by approximately $1.76 per share, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters’ over-allotment option is exercised in full to purchase 315,000 additional shares of common stock in this offering, based upon an assumed offering price of $238.17, the net tangible book value per share after giving effect to the offering would be $9.90 per share, the increase in the net tangible book value per share to existing stockholders would be $0.55 per share and the dilution to the new investors would be $228.27 per share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering or the release of restricted stock units. The foregoing table is based upon 127,100,947 shares outstanding as of June 30, 2015 and excludes the following:

•	20,483,715 shares of common stock issuable upon the exercise of options outstanding at June 30, 2015 at a weighted average exercise price of $41.16 per share;

•	1,764,153 shares of common stock issuable upon the vesting of restricted stock units outstanding at June 30, 2015;

•

4,364,368 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 2,134,184 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 2,230,184 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year; and

•

the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these convertible senior notes.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a summary of the material United States federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-United States holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any non-United States or other taxing jurisdiction or under any applicable tax treaty.

Non-United States Holder Defined

For purposes of this discussion, you are a non-United States holder if you are any holder other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust (x) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E (generally including a U.S. taxpayer identification number) or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-United States holder, dividends you receive that are effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

You generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated United States federal income tax rates, and for a non-United States holder that is a corporation, such non-United States holder may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by United States source capital losses (even though you are not considered a resident of the United States) (subject to applicable income tax or other treaties); or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes, a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

United States Federal Estate Tax

Our common stock held (or treated as held) by an individual non-United States holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation and Guidance Affecting Taxation of Our Common Stock Held By or Through Foreign Entities

Legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or “FATCA”) generally will impose a United States federal withholding tax of 30% on any dividends paid and, after December 31, 2016, the proceeds of a sale of our common stock paid to (i) a “foreign financial institution” (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the withholding agent with a certification identifying the direct and indirect United States owners of the entity. Under certain circumstances, a non-United States holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and Goldman, Sachs & Co., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of the underwriters named below, intend to enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	2,100,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

Mr. Elon Musk, our Chief Executive Officer, Product Architect and Chairman of our Board of Directors, through The Elon Musk Revocable Trust dated July 22, 2003, or the Trust, has indicated his preliminary interest in purchasing up to 83,974 shares of our common stock in this offering at the public offering price, for an aggregate purchase price of approximately $20 million.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 315,000 shares from us to cover such sales. The underwriters may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 315,000 additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000. We have agreed to reimburse the underwriters for certain expenses in an amount up to $30,000.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, Elon Musk, our Chief Executive Officer, Product Architect and Chairman of the Board of Directors, and the Trust have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, or engage in any other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock, during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. With respect to issuances or sales by us, this agreement does not apply to any existing equity incentive plans, securities issued upon the exercise of options or upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding as of the date hereof, issuances of securities in connection with mergers or acquisitions we may make in an aggregate amount not to exceed 5% of our fully diluted outstanding stock as of the date hereof and other customary exceptions.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

In the United Kingdom, this prospectus is only addressed to and directed at qualified investors “who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order), or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as Relevant Persons. Any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of

Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, vehicle financing programs and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In June 2015, we entered into a five-year senior secured asset-based revolving credit facility with certain lenders, including affiliates of all of the underwriters. The credit facility allows us to borrow up to $500 million (which, subject to certain conditions, may be increased to a total of $750 million) and provides for a $100 million letter of credit subfacility and a $40 million swingline loan subfacility, the proceeds of all of which may be used to fund working capital and for general corporate purposes. Affiliates of the underwriters that are lenders and/or agents under the credit facility have received, and may receive, customary fees.

In March 2015, we entered into a two-year secured asset-based revolving credit facility with Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co. The credit facility allows us to borrow up to $100 million, the proceeds of which may be used to purchase certain warehouse-related assets. In June 2015, the borrowing capacity under the credit facility was increased to $150 million. Under this credit facility, Goldman Sachs Bank USA has received, and may receive, customary fees.

Beginning in June 2011, Goldman Sachs Bank USA has made extensions of credit in the aggregate amount of $275 million to Elon Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, a portion of which Mr. Musk used to purchase shares of our common stock in our public offering in May 2013 and private placements in June 2011 and June 2013. Mr. Musk will pay the purchase price for up to the 83,974 shares of our common stock he has indicated a preliminary interest in purchasing in this offering with a portion of the existing loan from Goldman Sachs Bank USA. Interest on the loan accrues at market rates. Goldman Sachs Bank USA received customary fees and expense reimbursements in connection with these loans. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co. Mr. Musk and Goldman Sachs Bank USA have a long-standing relationship of almost a decade. In addition, Morgan Stanley Smith Barney LLC, an affiliate of Morgan Stanley & Co. LLC, has made a loan to Mr. Musk in the aggregate amount of $200 million. Interest on this loan accrues at market rates. Morgan Stanley Smith Barney LLC received customary fees and expense reimbursements in connection with this loan.

We are not a party to these loans, which are full recourse against Mr. Musk and the Trust and are secured by pledges of a portion of our common stock currently owned by Mr. Musk and the Trust and other shares of capital stock of unrelated entities owned by Mr. Musk and the Trust. The terms of these loans were negotiated directly between Mr. Musk and Goldman Sachs Bank USA and Morgan Stanley Smith Barney LLC, respectively.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher & Bartlett LLP, Palo Alto, California, is acting as counsel to the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 22, 2015;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 7, 2015, respectively;

•	Our Current Reports on Form 8-K, filed with the SEC on March 6, 2015, June 10, 2015 and June 12, 2015; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

PROSPECTUS

Tesla Motors, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time, in one or more offerings, common stock, debt securities or any combination thereof as described in this prospectus. The debt securities may be convertible into our common stock. You should read this prospectus, any prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities. The prospectus supplement or free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If we use any agents, underwriters or dealers to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 6 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2013.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, references in this prospectus to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla Motors, Inc. and its subsidiaries.

i

SUMMARY

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before making an investment in our securities, you should carefully read both this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to sell our common stock or debt securities unless accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

TESLA MOTORS, INC.

Overview

We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components. We own our sales and service network and have operationally structured our business in a manner that we believe will enable us to rapidly develop and launch advanced electric vehicles and technologies. We believe our vehicles, electric vehicle engineering expertise, and operational structure differentiates us from incumbent automobile manufacturers.

We are the first company to commercially produce a federally-compliant electric vehicle, the Tesla Roadster, which achieves a market-leading range on a single charge combined with attractive design, driving performance and zero tailpipe emissions. As of March 31, 2013, we had delivered approximately 2,450 Tesla Roadsters to customers in over 30 countries. While we have concluded the production run of the Tesla Roadster, its proprietary electric vehicle powertrain system is the foundation of our business. We modified this system for our Model S sedan and plan to continue to enhance it for use in our future electric vehicles, including our Model X crossover.

1

We began shipments of our second vehicle, the Model S sedan, in June 2012, and achieved our steady-state production run rate of 20,000 vehicles per year in December 2012. In the quarter ended March 31, 2013, we delivered approximately 4,900 Model S vehicles to customers. Model S is a four door, five-passenger premium sedan that offers exceptional performance, functionality and attractive styling. Model S has won several awards, including the prestigious Motor Trend Car of the Year for 2013. In addition, Consumer Reports recently gave the Model S a score of 99 out of 100 and commented that the Model S performs better than any car that they have ever tested before. As of March 31, 2013, we had delivered over 7,500 Model S vehicles to customers in North America, and we plan to start deliveries of the Model S into select European countries this summer and Asian deliveries later in 2013.

We are adapting the platform architecture of the Model S to develop our Model X crossover, a prototype of which we revealed in February 2012. This unique vehicle has been designed to fill the niche between the roominess of a minivan and the style of an SUV, while having high performance features such as a dual motor all-wheel drive system.

In addition to developing our own vehicles, we provide services for the development of full electric powertrain systems and components, and sell electric powertrain components to other automotive manufacturers. We have provided development services and powertrain components to Daimler AG (Daimler) for its Smart fortwo and Mercedes-Benz A-Class and B-Class electric vehicles. We also have developed a full electric powertrain system for Toyota Motor Corporation (Toyota) for use in its RAV4 EV and began shipping production components to Toyota in 2012.

We were incorporated in 2003 in Delaware. As of March 31, 2013, we had 3,179 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.teslamotors.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Tesla Motors,” “Tesla Roadster,” “Model S,” “Model X” and other trademarks or service marks of Tesla appearing in this prospectus are the property of Tesla.

2

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows.

	Fiscal Year Ended					Three Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012	March 31, 2013
Ratio of earnings to fixed charges(1)	—	—	—	—	—	3.7x

(1)	For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings were inadequate to cover the fixed charges by $82.7 million, $55.7 million, $155.0 million, $259.0 million and $403.3 million for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical facts contained in this prospectus and any prospectus supplement or free writing prospectus, including statements relating to European and Asian launch expectations of Model S; schedule for the introduction of future options and variants, production, delivery and volume expectations of Model S; vehicle demand, revenue, volume, gross margin, and spending targets; the schedule, development, and features of, and our ability to leverage the Model S platform for, Model X; our ability to execute multiple product development programs simultaneously; the expected benefits from working on the development programs with Daimler and Toyota; our ability to repay our loan facility with the Federal Financing Bank (FFB) and the United States Department of Energy (DOE), which we refer to as the DOE Loan Facility, including prior to the vesting of the related DOE warrants; and future store, service center and Tesla Supercharger opening and expansion plans are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: delays in maintaining current and future levels of production of Model S, including the ability of suppliers to supply parts at desired quality and quantity levels; our ability to achieve planned cost reductions and manufacturing and logistics efficiencies; our ability to design and achieve market acceptance of new vehicle models, specifically Model S and Model X; consumers’ willingness to adopt electric vehicles; our ability to manage our business consistent with the requirements of our DOE Loan Facility; risks associated with the ability to achieve the expected financial results from the development and production of powertrain systems for the Toyota RAV4 EV and vehicles for Daimler, including the completion of negotiations for an agreement for the supply of production powertrains for the Mercedes-Benz B-Class EV; competition in the automotive market generally and the alternative fuel vehicle market in particular; our ability to establish, maintain and strengthen our brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; our ability to establish, maintain and strengthen our relationships with strategic partners such as Daimler, Toyota and Panasonic; customers’ uptake of vehicles under our unique financing program and our ability to execute and manage such program effectively; and our ability to execute on our plans for our interactive retail strategy and for new store, service center and Tesla Supercharger openings. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, or future events, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section captioned “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.teslamotors.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

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RISK FACTORS

You should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

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DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

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PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•

We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

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We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•

We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell our securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, our legal counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 7, 2013;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on March 7, 2013 and May 15, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Tesla Motors, Inc. hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

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2,100,000 Shares

Tesla Motors, Inc.

Common Stock

Goldman, Sachs & Co.	Morgan Stanley	J.P. Morgan	Deutsche Bank Securities

BofA Merrill Lynch		Wells Fargo Securities